As filed with the Securities and Exchange Commission on January 27, 1999
                                                     Registration No. 333-68639

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 ---------------

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                               ALLAIRE CORPORATION
             (Exact name of registrant as specified in its charter)


              DELAWARE                            7372                            41-1830792
   (State or other jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
of incorporation or organization)      Classification Code Number)          Identification Number)

                               One Alewife Center
                         Cambridge, Massachusetts 02140
                                 (617) 761-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ---------------

                                David J. Orfao
                     President and Chief Executive Officer
                              Allaire Corporation
                              One Alewife Center
                        Cambridge, Massachusetts 02140
                                (617) 761-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ---------------

                                  Copies to:

       Robert L. Birnbaum, Esq.          William J. Schnoor, Jr., Esq.
        William R. Kolb, Esq.           Testa, Hurwitz & Thibeault, LLP
       Foley, Hoag & Eliot LLP                  125 High Street
        One Post Office Square            Boston, Massachusetts 02110
     Boston, Massachusetts 02109                (617) 248-7000
           (617) 832-1000

                               ---------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -----------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -----------


     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-68639


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                                EXPLANATORY NOTE


     This Post-Effective Amendment No. 1 has been filed for the sole purpose of filing an additional exhibit to the Registration Statement.

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discount. All amounts shown are estimates except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.


                                                                      Payable
                                                                       by the
                                                                      Company
                                                                   -------------
      Securities and Exchange Commission registration fee ........  $   15,985
      National Association of Securities Dealers, Inc. filing fee        6,250
      Nasdaq National Market listing fee .........................      78,875
      Printing and engraving expenses ............................     125,000
      Transfer agent fees ........................................       5,000
      Accounting fees and expenses ...............................     280,000
      Legal fees and expenses ....................................     375,000
      Blue Sky fees and expenses (including related legal fees) ..      10,000
      Miscellaneous ..............................................     103,890
                                                                    ----------
          Total ..................................................  $1,000,000
                                                                    ==========

Item 14. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law affords a Delaware corporation the power to indemnify its present and former directors and officers under certain conditions. Article Sixth of the Certificate provides that the Company shall indemnify each person who at any time is, or shall have been, a director or officer of the Company and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. No amendment to or repeal of the provisions of Article Sixth of the Certificate shall deprive a director or officer of the benefit thereof with respect to any act or failure occurring prior to such amendment or repeal.

     Section 102(b)(7) of the Delaware General Corporation Law gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derived an improper personal benefit. Article Seventh of the Certificate provides that to the maximum extent permitted by the Delaware General Corporation Law, no director of the Company shall be personally liable to the Company or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty as a director of the Company. No amendment to or repeal of the provisions of Article Seventh shall apply to or have any effect on the liability or the alleged liability of any director of the Company with respect to any act or failure to act of such director occurring prior to such amendment or repeal. A principal effect of such Article Seventh is to limit or eliminate the potential liability of the Company's directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (i) through (iv) above.

     Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. The Company has procured a directors' and officers' liability and company reimbursement liability insurance policy that (a) insures directors and officers of the Company against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures the Company against losses (above a deductible amount) arising from any such claims, but only if the Company is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of its Amended and Restated Certificate of Incorporation or its By-Laws.

     Reference is also made to Section 7 of the Underwriting Agreement between the Company and the Underwriters, filed as Exhibit 1.1 to this Registration Statement, for a description of indemnification arrangements between the Company and the Underwriters.


Item 15. Recent Sales of Unregistered Securities.

     The following information is furnished with regard to all securities sold by the Company within the past three years which were not registered under the Securities Act.

    (a) Issuances of Common Stock by Allaire Minnesota.

     From February 1996 through January 1997, Allaire Corp., a Minnesota corporation ("Allaire Minnesota"), issued and sold an aggregate of 2,000,000 shares of its Common Stock for consideration valued at $51,690.

    (b) Issuances of Preferred Stock by Allaire Minnesota.

     From June 1996 through March 1997, Allaire Minnesota issued and sold an aggregate of 56,557 shares of its Series A Convertible Preferred Stock, for aggregate consideration of $255,165. From June 1996 through March 1997, Allaire Minnesota also issued and sold an aggregate of 514,306 shares of its Series B Convertible Preferred Stock, for aggregate consideration of $2,324,664. In December 1996, Allaire Minnesota issued and sold an aggregate of 84,600 shares of its Series C Preferred Stock, for aggregate consideration of $499,986.

    (c) Grants and Exercises of Allaire Minnesota's Stock Options.

     From June 1996 through April 1997, Allaire Minnesota issued options to purchase an aggregate of 1,086,800 shares of its Common Stock, and sold 1,250 shares of its Common Stock pursuant to the exercise of such options for aggregate consideration of $1,250.

     On April 25, 1997 Allaire Minnesota was reincorporated as a Delaware corporation through the merger of Allaire Minnesota into the Company. Pursuant to the reincorporation merger, each share of Common Stock of Allaire Minnesota was automatically changed and converted into two shares of Common Stock of the Company. Each share of Series A, B and C Convertible Preferred Stock of Allaire Minnesota was automatically changed and converted into one share of the corresponding series of the Company's Convertible Preferred Stock. Each share of the Company's Series A, B and C Convertible Preferred Stock issued pursuant to the reincorporation merger will automatically change and convert into two shares of the Company's Common Stock upon the closing of the Offering. Also pursuant to the reincorporation merger, each option to purchase one share of Common Stock of Allaire Minnesota was automatically converted and changed into an option to purchase two shares of the Company's Common Stock.

     (d) Issuances of Common Stock by the Company.

     From January 1998 through October 1998, the Company issued and sold 1,146,086 shares of its Common Stock for aggregate consideration of $538,483.

     (e) Issuances of Preferred Stock by the Company

     On December 7, 1998, the Company issued and sold 31,250 shares of Series A Convertible Preferred Stock for aggregate consideration of $500,000. Each of these 31,250 shares of Series A Convertible Stock will automatically change and convert into one share of the Company's Common Stock upon the closing of the Offering.

     In February 1998, the Company issued and sold 656 shares of Series A Convertible Preferred Stock, for aggregate consideration of $5,250. Each of these 656 shares of Series A Convertible Preferred Stock will automatically change and convert into one share of the Company's Common Stock upon the closing of the Offering. In May and June 1997, the Company issued and sold 2,336,909 shares of Series D Convertible Preferred Stock, for aggregate consideration of $9,347,636. Each share of Series D Convertible Preferred Stock will automatically change and convert into one share of the Company's Common Stock upon the closing of the Offering.

     (f) Grants of the Company's Stock Options.

     From April 1997 through October 1998, the Company granted options to purchase an aggregate of 1,368,360 shares of its Common Stock, exercisable at a weighted average exercise price of $2.46 per share.

     The issuances described in this Item 15 were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering. No underwriters were engaged in connection with the foregoing issuances of securities, and no underwriting discounts or commissions were paid.

Item 16. Exhibits and Financial Schedules.

     (a) Exhibits



   +1.1     Form of Underwriting Agreement
   +3.1     Certificate of Incorporation of the Company
   +3.2     Proposed form of Certificate of Amendment of Certificate of Incorporation of the
            Company (to become effective prior to the Offering)
   +3.3     Proposed form of Amended and Restated Certificate of Incorporation of the
            Company (to become effective immediately after the Offering)
   +3.4     By-Laws of the Company
   +3.5     Proposed form of Amended and Restated By-Laws of the Company (to become effective immediately prior to the Offering)
   +4.1     Specimen certificate for the Common Stock of the Company
    5.1     Opinion of Foley, Hoag & Eliot LLP
  +10.1     1997 Stock Incentive Plan as amended
  +10.2     1998 Stock Incentive Plan
  +10.3     1998 Employee Stock Purchase Plan
  +10.4     Option Agreement for David J. Orfao
  +10.5     Form of Option Agreement for other executive officers
  +10.6     Office Lease Agreement between the Company and One Alewife Center Realty
            Trust, dated November 5, 1997
  +10.7     Lease Agreement between the Company and CambridgePark Two, L.P., dated
            May 21, 1998
  +10.8     Loan and Security Agreement between the Company and Silicon Valley Bank, dated March 26, 1998
  +10.9     Negative Pledge Agreement between the Company and Silicon Valley Bank, dated
            March 26, 1998
  +10.10    Loan Modification Agreement between the Company and Silicon Valley Bank, dated August 6, 1998
  +10.11    Loan Modification Agreement between the Company and Silicon Valley Bank, dated December 9, 1998
  +10.12    Senior Loan and Security Agreement between the Company and Phoenix Leasing
            Incorporated, dated May 1, 1998
  +10.13    Warrant Agreement between the Company and Comdisco, Inc., dated
            August 21, 1998
  +10.14    Warrant Agreement between the Company and Gregory Stento, dated
            August 21, 1998
  +10.15    Warrant Agreement between the Company and Polaris Venture Partners, L.P., dated March 7, 1997
  +10.16    Warrant Agreement between the Company and Polaris Venture Partners Founders'
            Fund, L.P., dated March 7, 1997

+10.17        Amended and Restated Registration Rights Agreement, dated May 15, 1997
+10.18        Waiver and Amendment No. 1 to Amended and Restated Registration Rights
              Agreement, dated December 7, 1998
+10.19        Letter of Offer of Employment from the Company to David J. Orfao, dated
              December 23, 1996
+10.20        Contribution and Restricted Stock Purchase Agreement between the Company and
              Yesler Software, Inc., dated July 14, 1998
+10.21        Working Capital Line of Credit Letter from Polaris Ventures Partners, L.P., and
              Polaris Venture Partners Founders' Fund, L.P., dated December 4, 1998
+11.1         Statement re computation of per share earnings
+23.1         Consent of PricewaterhouseCoopers LLP
 23.2         Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)
+24.1         Power of Attorney (contained on page II-5 of this Registration Statement)
+27.1         Financial Data Schedule


----------------
+ Previously filed.

     (b) Financial Statement Schedules

     II--Valuation and Qualifying Accounts

     All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.


Item 17. Undertakings.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, on the 27th day of January, 1999.


                                              ALLAIRE CORPORATION



                                              By: /s/ David J. Orfao
                                                  -----------------------------
                                                  David J. Orfao
                                                  President and Chief Executive
                                                  Officer



     In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




         Signature                              Title                           Date
---------------------------   ----------------------------------------   -----------------
              *               Chairman of the Board
-------------------------
       Joseph J. Allaire                                                 January 27, 1999


      /s/ David J. Orfao      President, Chief Executive Officer and
-------------------------     Director (principal executive officer)     January 27, 1999
         David J. Orfao


              *               Vice President, Finance and
-------------------------     Operations, Treasurer and Chief
         David A. Gerth       Financial Officer (principal financial     January 27, 1999
                              and accounting officer)


              *               Director
-------------------------
       Jonathan A. Flint                                                 January 27, 1999


              *               Director
-------------------------
         John J. Gannon                                                  January 27, 1999


              *               Director
-------------------------
       Thomas A. Herring                                                 January 27, 1999


              *               Director
-------------------------
         Mitchell Kapor                                                  January 27, 1999


              *               Director
-------------------------
        Peter R. Roberts                                                 January 27, 1999


*By: /s/ David J. Orfao
-------------------------
David J. Orfao,
as Attorney-in-Fact

                                                                     Schedule II


                       Valuation and Qualifying Accounts




                                                                 Year ended      Nine months
                                        Period from inception    December 31,       ended
    Allowance for Doubtful Accounts     (May 5, 1995) through  ---------------  September 30,
           and Sales Returns              December 31, 1995     1996    1997        1998
    -------------------------------    ----------------------  ------  ------   -------------
                                                               (in thousands)
 Balance at beginning of period ......           $--           $ 10    $220         $487
 Additions:
  Charged to expense .................            10            165     164           53
  Charged against other accounts .....            --             45     165           30
 Deductions:
  Write-offs and returns .............            --             --     (62)         (90)
                                                 ---           ----    ----         -----
 Balance at end of period ............           $10           $220    $487         $480
                                                 ===           ====    ====         =====